SECURITIES AND EXCHANGE
                                   COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934


                              DIA MET MINERALS LTD.
                                (Name of Issuer)

                        Class A Subordinate Voting Shares
                         (Title of Class of Securities)


                                    25243K208
                                 (CUSIP Number)


                                December 31, 2000
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                                [ ] Rule 13d-1(b)
                                [X] Rule 13d-1(c)
                                [ ] Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 25243K208                   13G                     Page 2 of 15 Pages
________________________________________________________________________________
1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     RT Capital Management Inc. Canadian Equity Fund
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]
________________________________________________________________________________
3.   SEC USE ONLY


________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION
     The jurisdiction of organization is Canada (federally incorporated company)


________________________________________________________________________________
              5.   SOLE VOTING POWER

                   N/A
NUMBER OF     __________________________________________________________________
SHARES        6.   SHARED VOTING POWER
BENEFICIALLY
OWNED BY EACH      575,981
REPORTING     __________________________________________________________________
PERSON WITH   7.   SOLE DISPOSITIVE POWER

                   N/A
              __________________________________________________________________
              8.   SHARED DISPOSITIVE POWER

                   575,981
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     575,981
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]
________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     6.6%
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

                                       OO
________________________________________________________________________________

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1(a) Name of Issuer:

          DIA MET MINERALS LTD.

Item 1(b) Address of Issuer's Principal Executive Offices:

          DIA MET MINERALS LTD.
          1695 Powick Road
          Kelowna, British Columbia
          Canada V1X 4L1

Item 2(a) Name of Person Filing:

          RT Capital Management Inc. Canadian Equity Fund

Item 2(b) Address of Principal Business Office or, if None,
          Residence:

              RT Capital Management Inc. Canadian Equity Fund
              c/o RT Capital Management, Inc.
              Royal Trust Tower, P.O. Box 121
              77 King Street West, Suite 3800
              Toronto, Ontario  M5K 1H1

Item 2(c) Citizenship:
          Canada

Item 2(d) Title of Class of Securities:
          Class A Subordinate Voting Shares

Item 2(e) CUSIP Number:

          25243K208

Item 3. If this statement is filed pursuant to Rules 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

          (a) [_] Broker or dealer registered under Section 15 of the Act (15 U.S.C. 7Bo).

          (b)  [_] Bank as  defined  in  Section  3(a)(6)  of the Act (15 U.S.C.
               7Bc).

          (c) [_] Insurance Company as defined in Section 3(a)(19) of the Exchange Act (15 U.S.C. 7Bc).

          (d)  [_]  Investment   Company  registered  under  Section  8  of  the
               Investment Company Act of 1940 (15 U.S.C. 8a-8).

          (e)  [_]  An   Investment   Adviser   in   accordance   with   Section
               240.13d-1(b)(ii)(E);

          (f)  [_] An employee benefit plan or endowment fund in accordance with
               Section 240.13d-1(b)(1)(ii)(F);

          (g)  [_] A parent holding company or control person in accordance with
               Section 240.13d-1(b)(1)(ii)(G);

          (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

          (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 1813);

          (j)  [_] Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).

        If this statement is filed pursuant to Section 240 13d-1(c), check this box. [X]

Item 4. Ownership.

      (a)  Amount beneficially owned:

           575,981

      (b) Percent of class:

          6.6%

      (c) Number of shares as to which such person has:

           (i)   Sole power to vote or to direct the vote N/A

           (ii)  Shared power to vote or to direct the vote

                 575,981

           (iii) Sole power to dispose or to direct the disposition of N/A

           (iv)  Shared power to dispose or to direct the disposition of

                 575,981

                                  **[See p.3]

Item 5. Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [_].

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

     The Royal Trust Company, as trustee, has appointed RT Capital Management Inc. ("RT Capital") as manager of the RT Capital Management Canadian Equity Fund ("Fund").

     Accounts with respect to the Fund managed on a discretionary basis by RT Capital are known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from, the sale of such securities. No such account holds more than 5 percent of the class.


Item 7. Identification and Classification of the Subsidiary Which
        Acquired the Security Being Reported on by the Parent
        Holding Company.

     N/A

Item 8. Identification and Classification of Members of the Group.

     N/A

Item 9. Notice of Dissolution of Group.

     N/A

Item 10. Certification.

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

                             SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                  February 13, 2001
                             -----------------------------
                                        (Date)


                             /s/ Douglas A. Slegg
                             -----------------------------
                                      (Signature)

                             Douglas A. Slegg,
                             Vice President
                             Canadian Equities & Co-Chief
                             Executive Officer,
                             RT Capital Management Inc.
                             -----------------------------
                                     (Name/Title)